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                                                                    EXHIBIT 99.1

PRESS CONTACT:                                     INVESTOR RELATIONS CONTACT:
Robyn Jenkins                                      Blair Christie
Cisco Systems, Inc.                                Cisco Systems, Inc.
(408) 853-9848                                     (408) 525-4856
rojenkin@cisco.com                                 blchrist@cisco.com

INDUSTRY ANALYST CONTACT:
Jim Harper
Cisco Systems, Inc.
(408) 525-8378
jiharper@cisco.com


        CISCO SYSTEMS TO ACQUIRE HAMMERHEAD NETWORKS AND NAVARRO NETWORKS Teams to Add Leading Technology for IP Aggregation and Ethernet Solutions

        SAN JOSE, Calif., May 1, 2002 -- Cisco Systems, Inc., today announced definitive agreements to acquire privately-held Hammerhead Networks, Inc. of Billerica, Massachusetts and Navarro Networks, Inc. of Plano, Texas. Hammerhead Networks' software solutions will augment Cisco's industry-leading IP aggregation portfolio consisting of cable, broadband and leased-line products. Navarro Networks' ASICs design expertise will complement Cisco's continued development of innovative Ethernet switching solutions. The potential acquisitions of these two companies were previously described in Cisco's 10-Q SEC filing for the second-quarter of fiscal year 2002.

        Hammerhead Networks develops high-performance software solutions that accelerate the delivery of multiple IP service features such as billing, security and Quality of Service (QoS) without degradation in network performance. Under the terms of the agreement, Cisco common stock worth up to $173 million will be exchanged for all outstanding shares and options of Hammerhead Networks not already owned by Cisco. Cisco currently holds a minority interest in Hammerhead Networks.

        Hammerhead Networks was founded in April 2000. The 85 employees of Hammerhead Networks, led by chief executive officer, Eddie Sullivan, will join the Cable Business Unit in Cisco's Network Edge and Aggregation Routing Group.

        Navarro Networks develops high-performance, cost-effective ASIC components for the Ethernet market. Navarro Networks' technology will enhance Cisco's internal development of new, high-end ASICs and increase ASIC manufacturing flexibility on next-generation Ethernet switching platforms. Under the terms of the agreement, Cisco common stock worth up to $85 million will be exchanged for all outstanding shares and options of Navarro Networks not already owned by Cisco. Cisco currently holds a minority interest in Navarro Networks.

        Navarro Networks was founded in March 2000. The 25 employees of Navarro Networks, led by chief executive officer, Mark Bluhm, will join the Internet Systems Business Unit in Cisco's Internet Switching and Services Group.

        In connection with the acquisitions of Hammerhead Networks and Navarro Networks, Cisco expects a one-time combined charge for purchased in-process research and development expenses not to exceed $0.02 per share. The acquisitions have received all required approvals of each company and are subject to various closing conditions and approvals. Both acquisitions are expected to close in the fourth quarter of Cisco's fiscal year 2002.

ABOUT CISCO SYSTEMS

Cisco Systems, Inc. (NASDAQ: CSCO) is the worldwide leader in networking for the Internet. News and information are available at www.cisco.com.

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